Exhibit 10.2

Date: 13th October 2010

Comtech Broadband Corporation Limited
Suite 514,
Manhattan Centre,
8 Kwai Cheong Road,
Kwai Chung, N.T.

Dear Sirs,

AMENDMENTS TO FACTORING AGREEMENT: Comtech Broadband Corporation Limited (the "Client")

Bank of China (Hong Kong) Limited (the "Bank") refer to the factoring agreement dated 7th April 2010 (the "Factoring Agreement") setting out the terms and conditions applicable to the factoring services to the Client specified above.

The Bank is pleased to inform you that the terms and conditions of the Factoring Agreement will be varied as follows:

C	GENERAL TERMS

1. Maximum Funds in Use: US$50,000,000.00 or its equivalent.

D	SPECIALCONDITIONS

3
Prior to the Client's request for any Prepayment under this Agreement, the Client shall provide to the Bank with the following documents in each case in the form and substance satisfactory to the Bank:-

(a)
The certified extracts of board resolutions of the Client approving and authorizing the execution, delivery and performance of this Agreement and designating the Authorized Person(s) in connection with this Agreement;

(b)
Corporate guarantee(s) of up to unlimited extent in respect of the liabilities of the Client given by COMTECH INTERNATIONAL (HONG KONG) LIMITED, KEEN AWARDS LIMITED and COGO GROUP, INC. (formerly known as Comtech Group, Inc.) in favour of the Bank;

(c)	Process Agent Appointment Letter(s) issued by COGO GROUP, INC. and duly accepted and confirmed by the process agent.

(d)
Charge of Deposit(s) for the total principal deposit amount of not less than USDI 5,000,000.00 (or if the charged deposit is denominated in any foreign currency acceptable to the Bank, its equivalent in such foreign currency plus any deposit margin (the "Charged Deposit Margin") as determined by the Bank from time to time without any prior notice to or agreement by the Client and/or the Deposit Chargor(s)) together with interest accrued or to be accrued thereon. A list of the deposit margin (the "List of Charged Deposit Margin") applicable to each foreign currency acceptable to the Bank is attached herewith for your reference. Should the percentage of the charged deposit margin be changed, the change shall be effective on the date another List of Charged Deposit Margin is issued to the Client and the Deposit Chargor(s).

A Deed of Indemnity, Charge Over Deposit(s) and Set-Off duly executed/to be executed by the deposit chargor in the Bank's favour to secure general banking facilities from time to time and at any time granted or to be granted by the Bank to the Client to such extent as the Bank may from time to time deem fit.

Name of Deposit Chargor :
Comtech International (Hong Kong) Limited

(e)	A Security Deed (Proceeds) executed by the Client in the Bank's favour to secure general banking facilities from time to time and at any time granted by the Bank to the Client;

(f)
A Security Deed (Proceeds) executed by Comtech International (Hong Kong) Limited in the Bank's favour to secure general banking facilities from time to time and at any time granted by the Bank to the Client; and

(g)	Such other documents, terms or evidence that the Bank may require from time to time.

4.	Other Conditions (if any):-

(a)	All accounts receivables due from the factored debtors to the Client are assigned to the Bank;

(b)	The Client is required to submit copies of all invoices, supported by copies of proof of delivery, issued to the factored debtors to the Bank;

(c)	The Client is required to submit the latest A/R aging report of the factored debtors during the lst time of invoice presentation;

(d)
Payments of the factored debtors should be made directly to a designated account maintained the Client with the Bank. However, the Bank has the overriding right at any time after the purchase of any Debt to require a notice of assignment to be sent to the relevant Debtor. In such event, those Debts should be paid directly to the Bank;

(e)	The Client is required to provide the Bank with latest copy of [chinese characters] for the Bank's review prior to facility commencement;

(f)	Blank notification letter(s) prepared by the Client addressed to the factored debtor(s) should be submitted to the Bank prior to facility commencement;

(g)	Invoices overdue more than 30 days will be disapproved for funding;

(h)	No funding on any new invoices issued to a particular buyer if the percentage of invoices overdue more than 30 days exceed 15% of the total outstanding invoices of the concerned buyer.

(i)	Peroidic audits to be conducted at the Client's office.

(j)
The Client is required to submit to the Bank its aging reports of account receivable(s) within one month from the date of the quarterly report(s) has been submitted to the NASDAQ of the Stock Exchange of United States of America.

(k)	The Client is required to submit to the Bank annually the reports of sales transaction volume and the aging reports of account receivables relating to its buyers.

(I)	The Client, the Guarantor(s) and COGO GROUP, INC. (the "Parent Company") (hereinafter called the "Group") undertake with the Bank at all the times of the Facility(ies) that :-

(i)
the Parent Company shall remain the ultimate holding company of the Clients and hold at all the times in aggregate beneficially (directly or indirectly) of not less than 50% of equity interest of the Client;

(ii)	Mr. Kang Jingwei and his family shall remain as the single largest beneficial owner of the Parent Company and Mr. Kang Jingwei shall be the chairman of the Board of Directors of the Parent Company;

(iii)	the Parent Company shall maintain its tangible net worth not less than RMB1,000,000,000.00 and its listing of the status on the NASDAQ of the Stock Exchange of United States of America;

(iv)	its Consolidated Net Borrowing Ratio shall not exceed 0.25x; and

(v)
the bills transaction volume in monetary term of the Group shall not be less than USD200,000,000.00 in which the outward bills transaction volume in monetary term of not less than USD100,000,000.00 annually. If the Group fail to do so, a handling charge of USD10,000.00 will be payable by the Group.

5. Fees:

● Handling Charge:	US$42,500.00 payable by the Client at the time prescribed by the Bank or on demand by the Bank (whichever first occurs).

The variations set out above will take effect from the date when we have received:-

•	The enclosed copy of this letter signed by the Client and the guarantor(s)/security provider(s).

When the variations take effect, this letter will amend the terms of the Factoring Agreement as set out above. In all other respects, the terms of the Factoring Agreement will remain in full force and effect.

Expressions used in this letter have the same meanings as defined in the Bank's Conditions for Factoring - (08) (incorporated into the Factoring Agreement).

This letter is governed by the laws of Hong Kong Special Administrative Region.

Please confirm your agreement to the terms and conditions of this letter by signing and returning to us the duplicate of this letter to Ms. Wong of our Trade Product at 5/F, Bank of China Centre, 11 Hoi Fai Road, West Kowloon as soon as possible.

if you have any query, please feel free to contact Ms. Wong of our Trade Product at 3198 3252

Yours faithfully,

We agree to and accept all the terms and conditions set out above.

For and on behalf of
Comtech Broadband Corporation Limited

Date:
After due and careful consideration of the contents of this letter which vary, amend and/or supplement the Factoring Agreement (as defined above), I/we, the undersigned, confirm that the guarantee and/or security document executed by me/us is not discharged, prejudiced or affected in any way whatsoever notwithstanding such variations, amendments and/or supplements, and I/we acknowledge that I/we fully understand, confirm and agree to be bound by all the above terms and conditions, and to continue to be liable for all obligations and liabilities of the Client upon the terms and conditions of the guarantee and/or security document executed or to be executed by me/us.

Witness:

__________________________________
Name:

List of Charged Deposit Margin

The Charged Deposit Margin required for each of the following currencies acceptable to the Bank are set out below :-

Currency	Charged Deposit Margin
HKD	0%
USD	0%
CNY**	14%
GBP, EUR, AUD, NZD, JPY, CAD, CHF	25%
DICK, SEK	34%

**Remark : Please be reminded that in the event the Bank is required to exercise its right under the Deed of Indemnity, Charge Over Deposit(s) and Set-Off , the Bank may convert part(s) of the charged deposits from one currency into another, and appropriate or set-off the converted amount(s) against the outstanding indebtedness of the Borrower over a number of business days, where it is necessary in the Bank's opinion to do so including without limitation where it is necessary to comply with any currency conversion restriction. Currency conversions will be made at the applicable spot rate as determined by the Bank at the time of each conversion. Default interests will continue to accrue until all outstanding amounts have actually been repaid.